SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                    Proxy Statement Pursuant To Section 14(a)
                     Of The Securities Exchange Act Of 1934



|X|      Filed by the Registrant
|_|      Filed by a Party other than the Registrant

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, Use of the Commission Only (as permitted by Rule 14a-6(e)
         (2))Proxy Statement
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           MARKER INTERNATIONAL
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                              MARKER INTERNATIONAL
                              1070 West 2300 South
                           Salt Lake City, Utah 84119
                                 (801) 972-2100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held September 17, 1997



To the Shareholders of Marker International:

      You are cordially invited to attend the Annual Meeting of Shareholders of Marker International (the "Company") to be held on Wednesday, September 17, 1997 at 10:00 a.m. Mountain Daylight Savings Time at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, for the following purposes, all of which are more fully set forth in the accompanying proxy statement:

      1. To elect six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

      2. To ratify the appointment of Arthur Andersen & Co. LLP as the independent auditors of the Company for the fiscal year ending March 31, 1998.

      3. To transact such other business as may properly come before the Company or any adjournment thereof.

      Shareholders of record at the close of business on July 31, 1997 are entitled to notice of and will be able to vote at the meeting or any postponements or adjournments thereof.


                                    By Order of the Board of Directors


                                    /s/Brad L. Stewart
                                    Brad L. Stewart
                                    Executive Vice President,
                                    Chief Operating Officer and
                                    Corporate Secretary

Salt Lake City, Utah
July 31, 1997


                                    IMPORTANT

  Whether or not you intend to be present at the meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid, addressed envelope.

                              MARKER INTERNATIONAL
                              1070 West 2300 South
                           Salt Lake City, Utah 84119

                              --------------------
                                 PROXY STATEMENT
                              --------------------

                         Annual Meeting of Shareholders
                               September 17, 1997

SOLICITATION OF PROXIES

      This proxy statement is being furnished to the shareholders of Marker International (the "Company" or "Marker"), a Utah Corporation, in connection with the solicitation by the Board of Directors of the Company of proxies from holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, September 17, 1997, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about August 15, 1997.

      The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally.

VOTING

      The Board of Directors has fixed the close of business on July 31, 1997 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date, there were 11,129,127 shares of Common Stock issued and outstanding. The holders of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Voting is not cumulative.

      Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the six director nominees; FOR the ratification of the appointment by the Board of Directors of Arthur Andersen & Co. LLP to be the independent auditor of the Company for the fiscal year ending March 31, 1998; and in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT

      A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by a properly executed proxy, is required for a quorum. Abstentions will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Broker non-votes will not be treated as "represented" for quorum purposes. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed those cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.


VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 31, 1997 by (i) each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, (ii) each of the Company's Directors, (iii) each of the executive officers named in the "Summary Compensation Table" set forth herein and (iv) all directors and executive officers as a group.


Name and Address of                               Number of    Percentage of
       Beneficial Owner                           Shares(1)      Class (2)
---------------------------------                 ---------    -------------
Chancellor LGT Asset Management, Inc.
1166 Avenue of the Americas, New York, NY 10036   1,033,200          9.3%

Neuberger & Berman, LLC
605 Third Avenue, New York, NY  10158               756,450           6.8%

Directors and Executive Officers
Henry E. Tauber
1070 West 2300 South, Salt Lake City, UT 84119    4,326,055          38.9%
Graham S. Anderson                                   65,286            *
Eiichi Isomura                                      142,857           1.3%
John G. McMillian                                   179,640           1.6%
Vinton H. Sommerville                                54,286            *
Lucio Roffi                                               -            -
Wilhelm Fahrngruber                                  50,200            *
Premek Stepanek                                      25,000            *
All directors and officers as a group
(14 persons) (3)                                  4,998,469          44.1%

* Denotes less than 1% of outstanding shares

(1) Shares shown include shares of Common Stock which could be acquired within 60 days of July 31, 1997, by the exercise of outstanding stock options.

(2) For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options exercisable within 60 days after July 31, 1997, have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) Shares held by officers and directors as a group include 202,500 stock options which are currently exercisable.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT

PROPOSAL ONE:  ELECTION OF DIRECTORS

      At the Annual Meeting, six (6) directors of the Company are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company. If any of the nominees should be unable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The six (6) nominees receiving the highest number of votes at the Annual Meeting will be elected. The Company's full Board of Directors consists of seven members. Consequently, there will remain one vacancy on the Board upon election of directors at the Annual Meeting.

Nominees for Election as Directors

      Certain information with respect to each nominee is set forth below.

      Henry E. Tauber, 56, President, Chief Executive Officer and Chairman of the Board of Marker International, has served in these capacities since 1984. Since 1981, Mr. Tauber has served as the President of Marker International and since 1980 as the President of Marker USA. From 1974 to 1979, Mr. Tauber was the Alpine Director of the Men's and Women's United States Ski Teams. From 1970 to 1972, Mr. Tauber served as Head Women's Coach of the United States Ski Team and from 1967 to 1969 as Assistant Alpine Coach of the United States Ski Team. Currently, Mr. Tauber is also a Vice President and Council Member of the International Ski Federation, the governing body for international ski racing. Since 1995, Mr. Tauber has also served as a director of Powdr Corp., a holding company which owns the Park City Ski Area in Utah and Alpine Meadows in California, among other ski areas. Mr. Tauber received a B.A. from Middlebury College, Vermont and an M.A. from the University of Colorado, Boulder.

     Graham S. Anderson, 64, has served as a director of Marker International since 1985. From 1987 until 1994, Mr. Anderson served as the Chairman and Chief Executive Officer of Pettit-Morry Co., a regional insurance broker, and for more than five years prior thereto, Mr. Anderson served as President and Chief Executive Officer of Pettit-Morry Co. Mr. Anderson served as President of the United States Ski Association from 1980 to 1982 and was a member of the United States Olympic Games Ski Committee from 1964 to 1986. Mr. Anderson also serves as a director and Chairman of the Executive Committee of the Commerce Bank Corporation, and as a director of Gray's Harbor Paper Company and of Acordia Northwest, Inc., the successor corporation to Pettit-Morry Co. In addition, Mr. Anderson is immediate past Chairman of the National Association of Insurance Brokers and of Alberg Holding Co. Mr. Anderson received a B.A. from the University of Washington.

     Eiichi Isomura, 60, Chairman of Marker Japan, Executive Vice President and a director of Marker International, has served in these capacities since 1981 and 1990, respectively. Mr. Isomura is also the President of Isomura Sangyo Kaisha Ltd., a diversified holding company that engages in the construction of water treatment facilities, real estate development and other ownership activities. Mr. Isomura is a director of Isomura Seisakusho KK., a manufacturer and distributor of snow making and ski equipment. Mr. Isomura received a Mechanical Engineering degree from Waseda University, Japan.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT

    John G. McMillian, 71, a director of Marker International, has served in this capacity since 1990. From 1987 to 1995, Mr. McMillian served as the Chairman of the Board, President and Chief Financial Officer of Allegheny & Western Energy Corporation. From 1986 to 1989, Mr. McMillian owned and operated Burger Boat Company, Inc. Mr. McMillian also served as Chairman and Chief Executive Officer of Northwest Energy Corporation for nine years until 1983. Marker International was a subsidiary of Northwest Energy Corporation until 1984. Mr. McMillian also serves as a director of SunBank Miami N.A. (SunTrust). Mr. McMillian received a Petroleum Engineering degree from the University of Texas at Austin.

     Lucio Roffi, 51, has served as a director of Marker International since 1996. Mr. Roffi has served as the Chairman and Chief Executive Officer of the Company's subsidiary, DNR Sportsystem, Ltd., a developer, marketer, and distributor of snowboards, snowboard boots, snowboard bindings, and other related products, since its inception in 1990. Mr. Roffi's prior affiliations include consulting arrangements in the automotive, furniture and clothing industries, with companies such as Automobili Lamborghini S.p.A. and Giorgio Armani S.p.A.

     Vinton H. Sommerville, 60, has served as a director of the Company since 1990. In 1988, Mr. Sommerville founded Slim Sommerville, Inc., a private investing and consulting corporation and has served as Chief Executive Officer and Chairman of the Board since its inception. Mr. Sommerville served as President of US Marine, the parent company of Bayliner Marine Corporation from 1977 to 1989. Prior affiliations include Owens Yacht Company, Head Ski Company and Brunswick Corp. Mr. Sommerville received a B.A. from the University of Oregon.


Director Compensation

      Each member of the Board of Directors who is not an officer receives an annual fee of $6,000 for serving on the Board of Directors and reimbursement of expenses for each Board or committee meeting attended.

      Pursuant to the Company's stock option plan for directors, executive officers and certain key employees (the "1994 Stock Option Plan"), on April 15, 1997 each Independent Director was granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $4.125 per share, which was the last reported sales price for the Common Stock on The Nasdaq Stock Market's National Market on that day.

      Additionally, each Independent Director will receive an annual stock option grant under the 1994 Stock Option Plan immediately following each Annual Meeting of Shareholders to purchase 5,000 shares of the Company's Common Stock at a price equal to the fair market value on the date of grant.

Board Meetings and Committees

      During the fiscal year ended March 31, 1997, there were four meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of the committees on which he served.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT

     At the  March 2,  1997  meeting  of the Board of  Directors,  an  Executive
Committee was formed. The Executive Committee acts for the Board of Directors when formal Board action is required in between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board. The following individuals were appointed to serve on the Executive Committee until their successors are elected and qualified: Messrs. Henry E. Tauber - Chairman, Graham S. Anderson, John G. McMillian and Vinton H. Sommerville.

     The Board of Directors has a standing Compensation Committee, which also functions as a nominating committee and as an options committee, and a standing Audit Committee. The members of the Compensation Committee are Messrs. John G. McMillian and Graham S. Anderson and the members of the Audit Committee are Messrs. Graham S. Anderson and Vinton H. Sommerville.

     The Compensation Committee met three times during the fiscal year ended March 31, 1997. The Compensation Committee's responsibilities are: (a) to determine and approve compensation arrangements for executive officers of the Company and to review and oversee any stock option plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers of the Company; and (b) to review and recommend director and officer nominees for election by the Company's shareholders or the Board of Directors, as the case may be. The Compensation Committee does not have a procedure for considering nominees to the Board of Directors who have been recommended by the shareholders.

     The Audit Committee met three times during the fiscal year ended March 31, 1997. Its functions are: (a) to review and approve the selection of, and all services performed by, the Company's independent auditor; (b) to review the Company's internal controls; and (c) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company.

Executive Officers

     In addition to the information set forth above for Messrs. Tauber, Isomura and Roffi, the following table sets forth information regarding the Company's other Executive Officers:

                                           Date
                                         Appointed
                                         to Present   Other Business Experience
        Name               Title    Age   Position      During Past Five Years
-------------------   ------------  ---  ---------- ----------------------------
Wilhelm Fahrngruber   Chairman and   56     1990    Same
                      Managing
                      Director of
                      Marker
                      Germany

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


Otto H. Harsanyi      Director of    49     1992    Same
                      Marker
                      Germany and
                      Assistant
                      Secretary of
                      Marker
                      International

Kirk S. Langford      Executive      42     1994    Vice President of Marker
                      Vice                          USA, 1992-1994
                      President of
                      Marker USA

Daryl P. Santos       Vice           45     1985    Same
                      President of
                      Marker
                      International

Premek Stepanek       Managing       60     1991    Same
                      Director of
                      Marker
                      Germany

Brad L. Stewart       Executive      39     1997    Vice President and Chief
                      Vice                          Financial Officer of
                      President,                    Marker International
                      Chief                         1991-1996.
                      Operating
                      Officer,
                      Secretary
                      and
                      Treasurer of
                      Marker
                      International

Sally F. Tauber (1)   Vice           36     1989    Same.
                      President of
                      Marker Ltd.

Terry J. Tuttle       Chief          37     1997    Chief Financial Officer of
                      Financial                     San Diego Business Journal
                      Officer of                    1992-1996.
                      Marker
                      International
---------------------

(1)   Sally F. Tauber is the wife of Henry E. Tauber.


Executive Compensation

                  Compensation Committee Report on Executive Compensation

      The Compensation Committee is responsible for establishing and reviewing the Company's executive compensation policies and for recommending to the Board of Directors on an annual basis the compensation to be paid to the executive officers of the Company. In addition, the Compensation Committee advises the Board of Directors on the administration of the Company's 1994 Stock Option Plan. None of the members of the Compensation Committee are employees of the Company; however, members of the Committee are eligible to participate in the Company's 1994 Stock Option Plan.

      The Company's executive compensation and stock option plan are designed to attract and retain high-caliber executives, directors and other key employees

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


through compensation and benefits which are competitive within the industry and to motivate these individuals to enhance profitability and shareholder value by making them shareholders in the Company. Each year, the Compensation Committee reviews the Company's performance and the compensation, benefits, and stock ownership of each executive and other key employees in comparison to industry peer companies. The Compensation Committee has access to, but is not required to, seek advice and counsel from independent third parties in the performance of its review.

      Base Salaries. Base salaries of the Company's executive officers are intended to be generally competitive with the base salaries of officers holding comparable positions at industry peer companies. Base salaries are determined by evaluating the responsibilities of the position held and the experience and capability of the individual. In addition, consideration is given to both national and local factors in the marketplace for executive talent. The Compensation Committee reviews and recommends adjustments to individual salaries annually, based on an overall evaluation of the performance of the Company and of each executive officer.

      Stock Options. The Company believes that encouraging stock ownership by its management further aligns the interests of management and stockholders in increasing profitability and stockholder value. Under the Company's 1994 Stock Option Plan, and upon the advice of the Compensation Committee, the Board of Directors periodically may grant to the Company's key employees non-qualified or incentive stock options, with a purchase price no less than the price of the Company's stock on the date of grant. In recommending that stock options be granted, the Committee typically considers factors similar to those considered for annual bonuses. However, stock options may be granted throughout the year and are less dependent on variables, such as the Company's cash position, than are annual bonuses. During the fiscal year ended March 31, 1997, there were no stock option grants made by the Company to any of the executive officers named in the Summary Compensation Table below.

      Annual Bonuses. The Compensation Committee may recommend that the Board of Directors award annual cash bonuses to the Company's executive officers and key employees, based on both the Company's performance and each individual's contribution thereto. It may also consider factors such as the bonus levels paid to officers holding comparable positions at industry peer companies and national and local factors in the executive marketplace. The Compensation Committee may set specific performance targets and retains broad discretion in evaluating executive officers and determining their annual bonuses. Individual performance is reviewed subjectively, on a case-by-case basis.

      Chief Executive Officer's Compensation. As indicated in the Summary Compensation Table, during the fiscal year ended March 31, 1997, Mr. Tauber received a base salary of $300,000, a performance bonus of $25,000 and other annual compensation (including perquisites and 401(k) matching amounts) of less than $5,000. Since 1994, by informal arrangement between Mr. Tauber and the Company's Board of Directors, the Chief Executive Officer's salary has been fixed. The Chief Executive Officer's bonus is determined by the Compensation Committee and is approved by the Board of Directors.

SUBMITTED BY THE COMPENSATION COMMITTEE:

John G. McMillian
Graham S. Anderson

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


      The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of the other four most highly compensated executive officers of the Company or its subsidiaries, who earned over $100,000 in fiscal years 1997, 1996 and 1995 (collectively, the "Named Executive Officers") for services rendered during the fiscal years ended March 31, 1997, 1996 and 1995, respectively. One additional individual, who was an executive officer but resigned during fiscal 1997, has been included in the table because he would have been one of the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                         Annual Compensation        Compensation
                                    ------------------------------  ------------
                                                      Other Annual  Securities
 Name and Principal         Fiscal   Salary   Bonus   Compensation  Underlying    All Other (4)
      Position               Year      $        $          $        Options (#)   Compensation
-----------------------     ------  -------   ------  ------------  -----------   -------------

Henry E. Tauber              1997   300,000   25,000       (2)             0              500
  President and Chief        1996   300,000   75,000       (2)             0            1,000
  Executive Officer of       1995   300,000     0          (2)             0            3,908
  Marker International


Eiichi Isomura               1997   165,421     0          (2)             0               0
  Chairman Marker Japan      1996   212,150     0          (2)             0               0
  and Vice President of      1995   212,150     0          (2)             0               0
  Marker International (1)

Masayuki Chiba               1997   152,025     0        25,794(6)         0               0
  President Marker           1996   207,414     0          (2)             0               0
  Japan (1) (5)              1995   207,414     0          (2)        15,000               0


Wilhelm Fahrngruber          1997   206,996     0          (2)             0               0
  Chairman and Managing      1996   206,996     0          (2)        10,000               0
  Director of Marker         1995   179,996     0        27,000       40,000               0
  Germany (1)


Premek Stepanek              1997   137,972   32,394       (2)             0               0
  Managing Director          1996   146,817     0          (2)        10,000               0
  of Marker Germany (1)      1995   142,431     0          (2)        40,000               0

Lucio Roffi                  1997   277,286  360,714       (2)             0               0
  Chairman and Chief         1996       --      --          --            --              --
  Executive Officer of DNR   1995       --      --          --            --              --
  Sportsystem (1) (7)

(1) The Company pays salaries to its employees in the applicable local currency. The above salaries are translated into US Dollars based on exchange rates of US $1 for DM 1.667, US $1 for Yen 107, and US $1 for SFr
      1.4 with respect to the executives employed by Marker Germany, Marker Japan and DNR Sportsystem, respectively.

(Notes (2) through (7) continue on next page)

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


(Footnotes continued from previous page relating to Summary Compensation Table)

(2) The amount of perquisites and other personal benefits received by the indicated officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the year.

(3) Represents reimbursement of interest expense related to a personal mortgage.

(4) Amounts indicated pertain to Company contributions to the Company's 401(k) retirement plan.

(5) In February 1997, Masayuki Chiba resigned as President of Marker Japan and is no longer employed by the Company or any of its subsidiaries.

(6) Represents housing allowance paid to Mr. Chiba, while serving as President of Marker Japan.

(7)   DNR  Sportsystem  became  an  80%  owned subsidiary of the Company in June
      1996.


Employment Agreements

     The Company has entered into employment agreements with Premek Stepanek, Managing Director of Marker Germany, Dr. Wilhelm Fahrngruber, Chairman and Managing Director of Marker Germany, and Otto H. Harsanyi, Director of Marker Germany. Mr. Stepanek, Dr. Fahrngruber and Mr. Harsanyi receive base salaries of $137,972, $206,996 and $104,979, respectively (based on an exchange of the German Mark to the US Dollar of US $1 to DM 1.667). Mr. Harsanyi's contract expires in 1998, Dr. Fahrngruber's contract expires in 2000, and Mr. Stepanek's contract expires in 2002.

Stock Option Grants in Last Fiscal Year and Repricing of Stock Options

     During the fiscal year ended March 31, 1997, there were no stock option grants issued to any of the Named Executive Officers listed in the Summary Compensation Table above. Subsequent to the fiscal year ended March 31, 1997, the Company granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $4.125 per share to each of its Independent Directors. See "Director Compensation" above.

     Additionally, as of April 15, 1997, the Board of Directors, upon recommendation of the Compensation Committee, adjusted the exercise price of all outstanding stock options originally granted on November 11, 1994, at an exercise price of $7.125 per share to $4.125 per share, which was the last reported sales price for the Common Stock on The Nasdaq Stock Market's National Market on April 15, 1997. No other changes or modifications were made to such options and except as noted above, all options remain in full force and effect as originally granted.

Aggregated Stock Option Exercises in the Last Fiscal Year and Fiscal Year-End Values

     During the fiscal year ended March 31, 1997, none of the Named Executive Officers exercised stock options to acquire shares of the Company's Common Stock. The following table sets forth information with respect to the aggregate

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


number and value of unexercised options held by the Named Executive Officers at March 31, 1997. None of the stock options held by the Named Executive Officers at March 31, 1997 had a fair market value in excess of the exercise price or base price.
                                                         Value of Unexercised
                            Number of Securities            In-the-Money
                           Underlying Unexercised     Options at March 31, 1997
                          Options at March 31, 1997   --------------------------
                          --------------------------
          Name            Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------      -----------  -------------  -----------  -------------
Henry E. Tauber                    0           0          $  0          $  0

Eiichi Isomura                     0           0             0             0

Masayuki Chiba (1)                 -           -             -             -

Wilhelm Fahrngruber           22,500      27,500             0             0

Premek Stepanek               22,500      27,500             0             0

Lucio Roffi                        0           0             0             0
-----------------------
(1) Mr. Chiba's options were expired following his resignation in February 1997.

Certain Relationships and Related Transactions

      All of the Company's outstanding Series A Bonds are held by Isomura Sangyo Kaisha Ltd., a Japanese corporation ("Isomura Sangyo" or the "Bondholder"), controlled by Eiichi Isomura, a director of the Company, and his family. The Company issued the Series A Bonds on the effective date of the initial public offering in August 1994 (the "Initial Public Offering") in exchange for redeemable preferred stock which was held by Isomura Sangyo at the time of the Initial Public Offering. The amounts and payment schedule of the interest payments on each of the Series A Bonds are the same as those of the corresponding converted redeemable preferred stock. The Series A Bonds are subject to redemption upon not less than 30 days notice, in whole or in part, at the option of the Company. As of March 31, 1997, the redemption schedule was amended by the Bondholder and the Company. This amendment to the redemption schedule extended the redemption request schedule by one year on all requested redemptions.

      The Series A-1 Bonds had an original aggregate face value amount of $8.0 million and bore interest, payable semi-annually on September 30 and March 31, at the effective borrowing rate for the Bondholder (the "Japanese Bank Rate") which was approximately 6.6% and 7.2% for the fiscal years ending March 31, 1997 and 1996, respectively. In each of the fiscal years ended March 31, 1997 and 1996, $1.0 million of the Series A-1 Bonds were redeemed. The Bondholder, upon six months prior written notice, may elect to have the Company redeem a portion of the bonds according to the following schedule:

                                   Redemption        Face Amount
             Notice On or After    On or After     to be Redeemed
             ------------------  ---------------   --------------
                April 1, 1998    October 1, 1998     $2,000,000
                April 1, 1999    October 1, 1999     $2,000,000

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


      The redemption price of the Series A-1 Bonds equals the face amount of the portion of such bonds redeemed plus accrued but unpaid interest thereon.

      The Series A-2 Bonds have an original aggregate face value amount of $10.0 million and bear interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bonds outstanding. During the fiscal year ending March 31, 1997, the Bondholder redeemed $2.5 million of Series A-2 Bonds. Upon six months prior written notice, the Bondholder may elect to have the Company redeem a portion of the Series A-2 Bonds, according to the following schedule:

                                   Redemption        Face Amount
             Notice On or After    On or After      to be Redeemed
             ------------------  -----------------  --------------
                June 16, 1998    December 16, 1998    $2,500,000
                June 16, 1999    December 16, 1999    $2,500,000

      The redemption price of the Series A-2 Bonds equals the face amount of the portion of such bonds redeemed plus accrued but unpaid interest thereon.

      The Series A-3 Bond has an aggregate face value amount of $1.0 million and bears interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bond outstanding. The Bondholder of the Series A-3 Bond may redeem the bond by providing six months prior written notice on or after June 16, 1999 for redemption on or after December 16, 1999.

      During fiscal years 1997, 1996 and 1995, Marker Japan purchased ski bindings and services totaling approximately $93,000, $13,000, and $0.6 million, respectively, from Isomura Seisakusho KK ("Isomura Seisakusho"), a company of which Mr. Isomura is the president, director, and owner of more than ten percent of the outstanding stock. In fiscal year 1995, a customer of Marker Japan returned snowmaking equipment of approximately $0.5 million to Marker Japan for warranty purposes. Marker Japan returned this equipment to Isomura Seisakusho, the supplier of such equipment, for reimbursement. At March 31, 1997, 1996 and 1995, the net account receivable from Isomura Seisakusho was approximately $0.4 million, $0.5 million and $0.6 million, respectively.

      At March 31, 1997, the Company had outstanding notes in an aggregate amount equal to approximately $9.4 million payable to Japanese banks. Of these amounts, approximately $3.2 million was secured by assets of Mr. Isomura, a shareholder and director of the Company.

      Marker Japan leases office space in Tokyo, Japan and receives distribution services from Isomura Sangyo. In connection therewith, for the fiscal years 1997, 1996 and 1995, Marker Japan made payments to Isomura Sangyo totaling approximately $287,000, $428,000 and $272,000, respectively.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


      The Company purchased insurance through an insurance broker, Acordia Northwest Inc., of which Graham S. Anderson, a director of the Company, is also a director. The Company incurred approximately $851,000, $746,000, and $821,000 of premiums for such insurance during fiscal years 1997, 1996 and 1995, respectively.

      On June 11, 1996, the Company entered into agreements (collectively, the "Purchase Agreement") with Lucio Roffi and Gregor Furrer & Partner Holding AG ("Gregor Furrer"), pursuant to which the Company purchased on June 26, 1996 an aggregate of 330 shares of DNR Sportsystem from Mr. Roffi and Gregor Furrer for a purchase price of approximately CHF 73,241 ($58,814) per share, or a total purchase price of approximately CHF 24,169,530 ($19.4 million). The 330 shares represent 55% of the total outstanding shares of DNR Sportsystem. Among other things, the Purchase Agreement grants each shareholder of DNR Sportsystem ongoing rights of first refusal with respect to future transfers of any DNR Sportsystem shares.

      The Company, which previously held 150 shares, or 25% of the outstanding shares of DNR Sportsystem, now holds an 80% interest in DNR Sportsystem as a result of the Company's purchase of the additional 55% of the outstanding shares of DNR Sportsystem. Mr. Roffi and Gregor Furrer now each hold a 10% interest in DNR Sportsystem.

      During fiscal year 1997, DNR purchased substantially all of its snowboards from an affiliated entity, of which Gregor Furrer & Partner Holding AG, a minority shareholder of DNR, is a partner.


PROPOSAL TWO:  RATIFICATION OF SELECTION OF AUDITOR

      The Audit Committee has recommended, and the Board of Directors has selected, the firm of Arthur Andersen & Co. LLP ("Arthur Andersen"), independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1998, subject to ratification by the shareholders. Arthur Andersen has acted as independent auditor of the Company since 1984. The Board of Directors anticipates that one or more representatives of Arthur Andersen will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. If you return a proxy card but give no direction on proposal two, your proxy will be voted FOR this proposal.


OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT


SHAREHOLDER RETURN PERFORMANCE

      The following line graph sets forth, for the period from August 31, 1994, the approximate date on which trading of the Company's Common Stock commenced, through March 31, 1997, a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Stock compared to the cumulative total return of the NASDAQ Stock Market Index and the Standard & Poor's ("S&P(R)") 500 stock index.

      The graph assumes that the shares of the Company's Common Stock were purchased at the initial public offering price of $7.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period.





                               [GRAPHIC OMITTED]






                       Aug   Dec   Mar   Jun   Sep   Dec   Mar   Jun   Sep   Dec   Mar
                      1994  1994  1995  1995  1995  1995  1996  1996  1996  1996  1997
                      ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
Marker International   100   107   103    91   139   175   117   111   139    77    64
NASDAQ Mkt             100    98   107   122   137   139   145   158   163   171   162
S&P(R)500 Index        100    99   108   117   126   133   139   145   149   160   163


      The stock price performance shown on the graph above represents past performance and is not necessarily indicative of future price performance.

                              MARKER INTERNATIONAL
                                 PROXY STATEMENT



PROPOSALS OF SHAREHOLDERS

      Proposals which shareholders intend to present at the annual meeting to be held in calendar year 1998 must be must be received by Brad L. Stewart, Executive Vice President, Chief Operating Officer, Corporate Secretary and Treasurer of Marker International, at the Company's executive offices, P.O. Box 26548, Salt Lake City, Utah 84126, no later than April 17, 1998.


SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based upon review of the copies of such forms received and regular correspondence with such parties, the Company believes that, except for an inadvertent late filing of a Form 4 with respect to one transaction by Graham S. Anderson, an independent director, during the year ended March 31, 1997, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.


ADDITIONAL INFORMATION

      The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1997 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the SEC. Written requests for such information should be directed to the Director of Financial Reporting of the Company.